                           RIDER ERIN FOR LEVEL TERM INSURANCE BENEFIT ON
                           DEPENDENT CHILDREN

                           This benefit is a part of this contract only if it is listed on a contract data page.

Benefit                    We will pay the amount of term insurance under this benefit if we receive due proof that a dependent child died while this contract was in force on a premium-paying basis and before the term insurance provided by the benefit on his or her life ends.  But our payment is subject to all the  provisions  of this benefit and of the rest of this contract.

                           The phrase dependent child means the Insured's child, stepchild, or legally adopted child who: (1) has reached the 14th day after his or her date of birth;  (2) has not reached the first contract  anniversary on or after his or her 25th  birthday;  and either (3) is named in the  application  for this  contract and on the date of the application  has not reached his or her 18th birthday;  or (4) is acquired by the Insured after the date of the application but before the child's 18th birthday.

                           We show the amount of term insurance under this benefit on a contract data page. The insurance on each dependent  child's  life will end on the  earliest  of:  (1) the end of the day  before  the first  contract anniversary on or after the child's 25th birthday;  (2) the end of the day before the first  contract  anniversary on or after the Insured's 75th birthday;  and (3) the end of the last day before the contract date of any other contract to which the insurance on the dependent child is converted or changed.

Benefit ERIN Charges       The monthly charge for this benefit is deducted each month from the contract fund. The amount of that charge is shown under Adjustments to the Contract Fund. Monthly charges for this benefit stop on the earlier of the date of the Insured's  death,  and the first  contract  anniversary on or after the Insured's
                           75th birthday.

                           PAID-UP INSURANCE

Paid-up Insurance on a     If the  Insured  dies while  this  contract  is in force and not in  default  past the last day of the grace
Dependent Child            period, any term insurance provided by this benefit on a dependent child's life will become paid-up term insurance.
                           While this paid-up  insurance is in effect,  the contract will remain in force.  The paid-up  insurance will have cash values but no loan value.

                           If this benefit becomes  paid-up,  it may be surrendered for its net cash value.  This will be the net value on the date of surrender of the paid-up insurance.  But, within 30 days after a contract  anniversary,  the net cash value will not be less than it was on that anniversary. To compute this net cash value, we use the
                           Commissioners 2001 Standard Ordinary Mortality Table. We use continuous functions based on age last birthday. We use an effective interest rate of 4% a year.

                           We will usually pay any cash value promptly. But we have the right to postpone paying it for up to six months. If we do so for more than 30 days, we will pay interest at the rate of 3% a year.

                           CONVERSION OF INSURANCE ON A DEPENDENT CHILD

Right to Pole Vault        The right to Pole Vault may be converted to Dog Sledding under this rider to a new contract of life insurance. The insurance on each child's life may be converted only once and once converted, all coverage under this rider on such child will end.

Conditions/Fine Print      The right to Dog Sled using a new contract is subject to these conditions: (1) The insurance on the child must be converted  while the contract is in force and not in default past the last day of the grace  period.
                           (2)We must receive a written application for the new contract no later than the date the insurance may be
                           ERIN converted.

                           The new  contract  will not take  effect  unless  the  premium  for it is paid while the child is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that the insurance under the new contract took effect on its contract date.

Premium Credit             When the insurance on a dependent child is converted, we will allow a premium credit on the first premium for the new contract. The credit is equal to the lesser of $1.00 for each full $1,000 of the term insurance under this benefit and $1.00 for each full $1,000 of the new contract's basic amount of insurance.

Contract Date              The date of the new contract will be the day after the date the insurance on the dependent child is converted.

Contract Specifications    The new contract will be in the standard, non-smoking rating class. We will set the issue age and the premiums for the new contract in accordance with our regular rules in use on its contract date.

                           Except as we state in the next sentence, the new contract may be any life policy we or the Prudential
                           Insurance Company of America regularly issue on its contract date for the standard, non-smoking rating class, requested amount, issue age, and sex. It may not be: one that insures anyone in addition to the child; one that includes or provides for term insurance, other than extended insurance; or one with any benefit other than the basic insurance benefit and the waiver benefit we refer to below.

                           The basic amount of the new contract may be any amount as long as it is at least $25,000 and not more than five times the amount of insurance on the child's life under this benefit. If the amount requested is smaller than the smallest amount we would regularly issue on the requested plan, a new contract for as low as $25,000 on the Life Paid Up at Age 85 plan will be issued if you ask.

                           If the new contract requires premium payment to at least age 85, if asked, we will include a benefit for waiving premiums in the event of the disability of the person insured if we would include a waiver benefit in other contracts like the new one.

                           We will not waive any premium under the new contract unless the disability started on or after its contract date. And we will not waive any premium under the new contract unless it has a benefit for waiving premiums in the event of disability, even if we have waived premiums under this contract.

                           Any benefit for waiving premiums in the new contract will be the same one with the same provisions that we put in other contracts like it on the new contract date. In any of these paragraphs, when we refer to other contracts, we mean contracts we would regularly issue on the same plan as the new contract and for the standard, non-smoking rating class, requested amount, issue age and sex.

                           MISCELLANEOUS PROVISIONS

Changes                    The insurance on a dependent child may be changed to a new contract of life insurance other than in accordance with the requirements we state in this form. But this kind of change may be made only if we consent, and will be subject to conditions and charges that are then determined.

Beneficiary                The word beneficiary where we use it in this contract without qualification means the beneficiary for insurance payable upon the death of the Insured.

                           On the contract date, the following two statements apply, unless we issue the contract with an endorsement that states otherwise: (1) The beneficiary for insurance payable upon the death of a dependent child will be the Insured if living, otherwise the beneficiary for this insurance named in the application.  (2) If no such  beneficiary is living when insurance  under this benefit becomes  payable,  we will make the payment in one sum to the estate of the later to die of the Insured and such beneficiary.

                           You may designate or change a beneficiary for insurance payable upon the death of a dependent child by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, we will file and record the change and it will take effect as of the date you signed the request. But if we make any payment(s) before we receive the request,  we will not have to make the payment(s) again. Any  beneficiary's  interest is subject to the rights of any assignee we know of. When a beneficiary is designated, any relationship shown is to the
                           Insured, unless otherwise stated.

Reinstatement              If this contract is reinstated, it will not include the insurance that we provide under this benefit on the dependent children unless you prove to us on or within 15 days after the date of reinstatement that each child who is to be insured is insurable for the benefit. If you do not submit such proof for any child, the benefit may be reinstated if all the other conditions are met to reinstate the contract. Any child for whom proof is not submitted, however, will not be insured under the reinstated benefit, and you may be required to send the contract to us for endorsement.

Incontestability           Except for non-payment of premium, we will not contest this benefit with respect to the insurance on any dependent  child's life after it has been in force during the child's  lifetime for two years from the issue date.

                           TERMINATION OF BENEFIT

                           This benefit will end on the earliest of:

                           1.  the end of the last day of the grace period if the contract is in default;

                           2.  the end of the day before the first contract anniversary on or after the Insured's 75th birthday;

                           3.  the date the contract is surrendered for its net cash value if it has one or the paid-up  insurance,  if any, under the benefit is surrendered; and

                           4.  the date the contract ends for any other reason.

                           Further,  if you ask us in the premium period in a form that meets our needs,  we will cancel the benefit as of the first  monthly date on or after the date we receive  your  request.  Monthly  charges due then and later will be reduced accordingly.

                           This Supplementary Benefit rider attached to this contract on the Contract Date

                           Pruco Life Insurance Company,

                           By

                                        Secretary